SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

April 27, 2010

Dear Stockholder:

It is our pleasure to invite you to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of American Vanguard Corporation (the “Company”). The Annual Meeting will be held in Newport Beach, California on Thursday, June 10, 2010. In the following pages you will find the Secretary’s Notice of the Meeting and the Proxy Statement which describe the matters to come before the Annual Meeting.

If you plan to attend the meeting, please note the admission procedures on the Notice of the Meeting.

Whether or not you plan to attend the Annual Meeting, please vote your shares in one of the following ways, either: (i) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible, (ii) via the Internet, by following the instructions on your proxy card, or (iii) by calling the toll-free telephone number on your proxy card.

We are grateful for your continuing interest in American Vanguard Corporation. In person or by proxy, your vote is important. Thank you.

Sincerely,

AMERICAN VANGUARD CORPORATION

Eric G. Wintemute

President and Chief Executive Officer

AMERICAN VANGUARD CORPORATION

4695 MacArthur Blvd., Suite 1250

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2010

To the Stockholders of American Vanguard Corporation:

The Annual Meeting of the Stockholders of American Vanguard Corporation, a Delaware corporation, will be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Thursday, June 10, 2010. The meeting will begin promptly at 11:00 a.m. local time. Matters to be voted on at the meeting are:

1.	Elect nine (9) directors until their successors are elected and qualified; and

2.	Ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2010.

Stockholders of record at the close of business on Friday, April 23, 2010 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A copy of the Company’s Annual Report, including financial statements for the year ended December 31, 2009, is enclosed with this Notice. Please note that in order to be admitted to the Annual Meeting a person must furnish proof of his or her status as a shareholder at the site of such meeting. This proof may take the form of a proxy card if the person is a stockholder of record. If the shares are held through an intermediary, such as a bank or broker, or holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. You must also present valid photo identification.

It is important that your shares be represented whether or not you plan to attend the Annual Meeting. You may vote your shares in any of the following ways, either: (i) by marking, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope as quickly as possible, or (ii) via the Internet, by following the instructions on your proxy card, or (iii) by calling the toll-free telephone number on your proxy card. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

One final note: if you plan to attend the Annual Meeting in person, please RSVP by June 1, 2010 to William Kuser, Director of Investor Relations, at either 949-221-6119 or RSVP2010AVD@amvac-chemical.com.

By Order of the Board of Directors

Timothy J. Donnelly

Vice President, General Counsel

& Secretary

Newport Beach, California

April 27, 2010

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 10, 2010

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 10, 2010, at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, at 11:00 a.m., Pacific Daylight Time, and at any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders is April 27, 2010.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Friday, April 23, 2010 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 29,402,866 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued . Of that amount, 2,260,996 were held as treasury shares. Each share of Common Stock, excluding treasury shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 10, 2010. Our Proxy Statement and our 2009 Annual Report to Stockholders are available at www.american-vanguard.com. This website address contains the following documents: the Notice of the Annual Meeting; our Proxy Statement and our 2009 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This proxy statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on the election of nine (9) directors and the ratification of the appointment of BDO Seidman as the Company’s independent outside auditor for fiscal year 2010. When you sign and mail the proxy card or submit your proxy by telephone or the Internet, you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Mr. Wintemute and Mr. Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in person at the Annual Meeting, or by using either the proxy card, the telephone or the Internet.

Persons who beneficially own stock can vote at the Annual Meeting provided that they obtain a “legal proxy” from the person or entity holding the stock for him, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its legal rights as a record holder (which, in turn, had been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting without attending the Annual Meeting.

You may submit your proxy on the Internet. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote on the Internet, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by telephone. Stockholders of record and most beneficial owners of Common Stock may vote by telephone. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote by telephone, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your telephone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by mail. Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

All proxy voting procedures, including those by the internet and by telephone, will include instructions on how to withhold your vote from any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote irrespective of the method (i.e., telephone, Internet or mail) in which you originally voted by delivering a later-dated proxy or by voting at the Annual Meeting. The later-dated proxy may be delivered by telephone, Internet or mail and need not be delivered by the same means used in delivering the to-be-revoked proxy. You may do this at a later date or time by:

•	Submitting a proxy by telephone or on the Internet (which may not be available to some beneficial holders); your latest telephone or Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or

•	Voting at the Annual Meeting. (If you hold shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the Annual Meeting.)

If you are a registered stockholder, you may obtain a new proxy card by contacting the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660, telephone (949) 260-1200. If your shares are held by a broker, bank or trustee, you may obtain a new voting instruction form by contacting your broker, bank or trustee. If you sign and date the proxy card or the voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your choices on the proxy card or voting instruction form will be voted as you instruct.

How will my shares be voted?

All proxies received and not revoked will be voted as directed. If you return a signed proxy card but do not mark your choices, your shares will be voted “FOR” the election of the Board of Directors’ nominees for directors. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

How many shares must be present to hold the meeting?

Shares of Common Stock will be counted as present at the Annual Meeting if the stockholder is present and votes in person at the Annual Meeting or has properly submitted and not revoked a proxy. A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum for the Annual Meeting. As noted above, treasury shares are not entitled to vote and, therefore, are not counted in determining a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting, and the nine nominees who receive the highest number of “FOR” votes will be elected. There is no cumulative voting for the Company’s directors. A properly executed proxy withholding authority to vote for one or more nominees with respect to the election of directors will not be voted for the director(s) from whom authority to vote is withheld. However, the shares represented will be counted for purposes of determining whether there is a quorum. Withheld votes and broker non-votes, if applicable, will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the auditors’ appointment to be ratified?

Approval of the proposal to ratify the appointment of BDO Seidman, LLP as independent auditors will require the affirmative vote of a majority of the votes cast at the meeting.

What are broker non-votes?

As indicated above, if you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if your shares are held by a broker and you do not provide instructions to the broker on how to vote (whether you use the Internet or telephone or return the enclosed voting instruction form), the absence of instructions may cause a “broker non-vote” on the ratification of BDO Seidman as the Company’s independent outside auditor for fiscal year 2010 (however, you will not be deemed to have cast any vote with respect to re-election of directors). Accordingly, if you want to vote your shares on a matter, it is important that you provide voting instructions on that matter.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers, employees and consultants of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors for the Annual Meeting. The Bylaws of the Company (the “Bylaws”) set forth certain advance notice procedures relating to the nomination of directors (the “Nomination Bylaw”) and no person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Under the terms of the Nomination Bylaw, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to or mailed and received at the principal executive offices of the Company by no later than March 10, 2010. The Company did not receive any director nominations for the Annual Meeting under the Nomination Bylaw. Notwithstanding the provisions of the Nomination Bylaw, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in the Nomination Bylaw.

Stockholder Proposals for the Annual Meeting. The Bylaws set forth certain advance notice procedures for properly bringing business, other than director nominations, before a meeting of the stockholders (the “Stockholder Proposal Bylaw”)—whether or not to be included in the Company’s proxy materials. Under the terms of the Stockholder Proposal Bylaw, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal delivered to the principal executive offices of the Company by no later than January 15, 2010. The Company did not receive any stockholder proposal for the Annual Meeting pursuant to either the Nomination Bylaw or the Stockholder Proposal Bylaw. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Bylaw, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The Company has no knowledge or notice that any business other than as set forth in the Notice of Annual Meeting will be brought before the Annual Meeting. For information related to the application of the Nomination Bylaw and the Stockholder Proposal Bylaw for the 2011 Annual Meeting, see the discussion in this Proxy Statement under the caption “Proposals for Submission at Next Annual Meeting” and “Stockholder Nomination of Directors”.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. It also will be available Monday through Friday from April 30, 2010 through June 9, 2010, between the hours of 9 a.m. and 4 p.m., Pacific Daylight Time, at the offices of the Corporate Secretary, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, and then choosing Investor Relations, SEC Filings. References to our website in this proxy statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated by reference into this proxy statement. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling us at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the number of directors at nine. Accordingly, nine directors are to be elected at the Annual Meeting and will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal.

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve, and seven of the nine nominees are now directors (those seven were elected by the stockholders at the 2009 annual meeting of stockholders).

NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS & EXPERIENCE

Herbert A. Kraft, age 86, has served as Co-Chairman of the Board since July 1994. Mr. Kraft served as Chairman of the Board and Chief Executive Officer from 1969 to July 1994. With over 40 years serving on the Board, Mr. Kraft has considerable experience as a director. In that time, he has seen the Company grow from a private start-up to a public company of its current size. No other member of the Board has his depth of knowledge as to the Company’s past. Further, as a trained CPA, Mr. Kraft is intimately familiar with accounting issues and financial statements of the Company and maintains a continuous and detailed understanding of the Company’s risk profile and debt structure. These attributes have made him an ideal selection for service on the Finance Committee and as lead director during non-management executive sessions.

Eric G. Wintemute, age 54, has served as a director since June 1994. Mr. Wintemute has also served as President and Chief Executive Officer since July 1994. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. Mr. Wintemute has been at the helm of the Company during its years of greatest growth. With 16 years experience on this Board, 32 years experience at the Company (16 years as CEO) and membership in leading crop protection trade groups (most recently, as Chairman of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. His interaction with the heads of our competitors, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. This is an invaluable resource to the Board, particularly when evaluating future business plans and providing strategic direction to the Company.

Lawrence S. Clark, age 51, has served as a director since 2006. Mr. Clark is the Chief Operating Officer and Chief Financial Officer for Legendary Pictures, a motion picture production company that develops, co-produces and co-finances major motion pictures in partnership with Warner Bros. and has served in that capacity since 2004. From 2003 – 2004 he provided financial and corporate development consulting services to media and entertainment clients. From 2000 to 2003, Mr. Clark was the Chief Financial Officer of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. Mr. Clark’s business acumen is a welcome addition to the Board. As an audit committee financial expert, former investment banker, and CFO for a large production company, he is well suited to service on the Company’s Audit Committee. Further, his professional experience as COO and continuing study of compensation trends and philosophy have equipped him to serve as Chairman of the Company’s Compensation Committee. Finally, Mr. Clark brings a financial discipline and analytical approach that makes him qualified to serve as a Board member.

Alfred F. Ingulli, age 68, is not a current director of the Company. Mr. Ingulli served as Executive Vice President and Chief Operating Officer of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business, a $300 million business with the highest operating profit margin in the industry. In 2004, he also served as a member of Crompton’s executive committee, which consisted of the CEO, CFO and one other executive vice president. Mr. Ingulli currently serves on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and agricultural markets and serves as a member of the compensation committee and audit committee of that board. Further, from 1996 – 2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairman of that board from 2002 – 2004. From 1990 – 2004, Mr. Ingulli also served as a board member of CropLife America (where he served as Chairman of the Board from 2002 – 2004), which is a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to our board an in-depth knowledge of our industry and P&L experience at the highest level. With his background, he can serve not only as a mentor to senior managers at the Company, but also as an advisor on implementing processes and resources to improve profitability and efficiencies within the organization. In addition, his experience on audit and compensation committees makes him an excellent choice for committee service on the Company’s board. Mr. Ingulli does not have any current contractual relationship or other relationship with the Company.

John L. Killmer, age 60, was appointed a director in December 2008. Mr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), the world’s largest privately held crop protection and life science company from November 2004 through June 2008. At Arysta, Mr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to November 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto Greater China from 2001 to 2003. Mr. Killmer possesses a rare combination of considerable technical expertise and business acumen. A trained scientist, Mr. Killmer began his professional career focusing on technology and ascended the corporate ladder with increasing P&L responsibility. He has served as pro-tem Director of Technology for the Company since June 2009, during which time he has evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help place the Company at the forefront in domestic manufacturing and process and formulation technology. Mr. Killmer brings this technical understanding and vision to the Board, while at the same time keeping a sharp focus on financial performance.

John B. Miles, age 66, has served as a director since March 1999. Mr. Miles was a Partner with the law firm McDermott Will & Emery and held the position of Partner from 1987 to 2007. He currently serves as employee counsel to that firm. Prior to 1987, Mr. Miles was a partner with Kadison Pfaelzer Woodward Quinn & Rossi. Mr. Miles has previously served on boards of directors for public and private corporations. Mr. Miles brings to the Board a wealth of experience in the realm of securities, mergers and acquisitions, business combinations and corporate governance. During his professional career, he has advised many public company boards on their fiduciary responsibilities. With this pedigree, he is well qualified to continue serving as the Chairman of the Nominating & Corporate Governance Committee. As a practicing attorney, Mr. Miles remains current on legal matters that may affect the Company’s Board and its operations, including compensation trends and the ever-changing laws affecting compensation. He is a strong candidate for continuing to serve on the Compensation Committee. Further, his experience in business transactions gives the Board a valuable resource in evaluating and structuring acquisitions and other business combinations.

Carl R. Soderlind, age 76, has served as a director since June 2000. Mr. Soderlind served as Chairman and Chief Executive Officer of Golden Bear Oil Specialties, a producer of niche specialty oil and chemical products used in a variety of industrial applications from 1997 to 2001. From 1961 to 1996 he served in various capacities of Witco Corporation, with his most recent position being Senior Executive Vice President and member of the Management Committee. Mr. Soderlind has extensive experience in running businesses in both specialty oil and chemical products. Mr. Soderlind’s many years working in investor relations have given him an in-depth knowledge of the public markets and a keen awareness of investors’ expectations. During his professional career, Mr. Soderlind specialized in growing businesses through well-timed acquisitions of product lines and companies. With his experience in running businesses within the chemical sector, investor relations, and M&A work, Mr. Soderlind brings sound judgment to the Board. His financial experience and acumen make him a solid selection for continued service on both the Audit Committee and Compensation Committee, and his years of working with public boards makes him qualified for continued service on the Nominating & Corporate Governance Committee.

Irving J. Thau, age 70, has served as a director since September 2003. From 1962 to 1995, he held various positions with Ernst & Young LLP, where his primary responsibilities were directing and providing accounting, auditing, and business advisory services to publicly held and privately owned organizations. He was admitted to partnership in 1974, and most recently served as Ernst & Young’s West Region Director of Financial Advisory Services. In 1995, Mr. Thau founded Thau and Associates, Inc., a financial consulting company of which he currently serves as President. As an audit committee financial expert and former partner with one of the nation’s largest public accounting firms , Mr. Thau has excellent credentials to continue serving as Chairman of the Audit Committee. Further, his financial acumen and depth of experience in audit work have served the Board as a valuable resource for financial planning and financial reporting. He has given the Company direction in designing its accounting and processes and provided valuable advice on complex audit issues.

Esmail Zirakparvar, age 60, is not a current director of the Company. Most recently, Mr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002 – 2004 he served as COO and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004 – 2006 as Head of Region of Americas, President & CEO of Bayer CropScience LP—USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 – 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses, Mr. Zirakparvar has helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. With his background, he would give the board a world-class sense of perspective and strategic direction and would be an invaluable asset for helping to guide the Company down a path of growth and prosperity in the future. Further, his extensive P&L experience and service on managing committees qualify him for service on any number of the Company’s committees. Mr. Zirakparvar does not currently serve on the board of any public companies and has no contractual arrangements or other relationship with the Company.

BOARD DIVERSITY AND LEADERSHIP

In evaluating persons for potential service on the Board, our members seek, above all, the most qualified candidates. At a minimum, viable candidates must have ample professional experience and business acumen befitting a director of a public company. In addition, we believe that a fully functioning board should include members having diverse backgrounds, including, for example, industry-specific experience, international experience, P&L responsibility in a public company, accounting and audit expertise, corporate governance expertise, scientific and technological credentials, manufacturing experience and M&A experience. Other considerations, such as gender, race and age, are of secondary importance. While the Nominating and Governance Committee does not have an express policy with respect to diversity in identifying or selecting nominees for the Company’s Board, in evaluating nominees, the Committee does assesses the background of each candidate in a number of different ways, including how the individual’s qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. During the Board’s annual self-evaluation, and at other times during the year, the Directors assess the Board’s performance and ways in which such performance can be improved. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Board of Directors does not have a policy on whether or not the role of the Chairman of the Board and the Chief Executive Officer should be separate or, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. For many years, the position of Chairman of the Board has been separate from that of Chief Executive Officer. We believe that this separation has served the Board well, particularly in light of the depth of experience of our Co-Chairmen, who have given direction to our senior management with a sense of objectivity. The Company continues to maintain that Board leadership should be defined according to the shareholders’ best interests as measured against current circumstances.

RISK OVERSIGHT

The Company’s Board of Directors has formally assumed responsibility for risk oversight and has appointed a subgroup of the Board (namely, the heads of each of the Board’s Committee’s) to work with the Company’s risk manager in analyzing, reporting upon, and addressing the material financial, operational and reputational risks faced by the Company. The Company continuously monitors matters, whether insurable or not, that could pose material risk to its enterprise, including its operations, financial performance, assets, and personnel. Cognizant Board members and the Company’s risk manager regularly re-examine risks that have been identified, identify measures taken to mitigate those risks, and, in light of changing business, economic and other circumstances, identify new risks. Further, from time to time, the Company conducts formal risk assessments in collaboration without outside consultants; most recently in 2008, working in conjunction with Marsh Company and Andersen Consulting, the Company formally assessed the risk profile of its operations and enterprise.

REQUIRED VOTE AND RECOMMENDATION

The nine directors to be elected by the holders of Common Stock shall be the nine candidates receiving the highest number of votes cast by holders of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

CORPORATE GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of the Company’s core values, supporting the Company’s sustainable growth mission. The Company is committed to having sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct and the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are in print to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of eight members. The Board has determined that Messrs. Lawrence S. Clark, Herbert A. Kraft, John L. Killmer, John B. Miles, Carl R. Soderlind and Irving J. Thau, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year if there is any change in a member’s material relationship with the Company that would interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met seven times during the year ended December 31, 2009. All directors attended at least 75% of the aggregate of the number of meetings of the Board and the total number of meetings held by all committees of the Board for which they served.

The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is currently Herbert A. Kraft. Interested parties who wish to communicate with the presiding director or with non-management directors may do so by email to directors@amvac-chemical.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders. All directors did attend the 2009 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Messrs. Irving J. Thau (Chairperson), Lawrence S. Clark and Carl R. Soderlind, who are all non-employee directors and are financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the Securities Exchange Commission (“SEC”) and the applicable rules and listing standards currently prescribed by the New York Stock Exchange, and that each of Irving J. Thau and Lawrence S. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held seven meetings during the year ended December 31, 2009.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Employing the independent auditors, subject to stockholder ratification, to audit the Company’s consolidated financial statements.

•	Pre-approving all services performed by the independent auditors.

•	Providing oversight on the external reporting process and the adequacy of the Company’s internal controls.

•	Reviewing the scope of the audit activities of the independent auditors and appraises audit efforts.

•	Reviewing services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors.

•	Establishing procedures for the receipt, retention and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report contained in this Proxy Statement.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Lawrence S. Clark (Chairperson), Carl R. Soderlind and John B. Miles. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Board has also determined that at least two members of the Compensation Committee, who will administer the Company’s compensation plan(s), are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held four meetings during the year ended December 31, 2009.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholder interest.

•	Overseeing process for evaluating CEO performance against Board-approved goals and objectives and recommending to the Board compensation for the CEO.

•	Administering grants under the Company’s compensation plan(s).

Please also see the Compensation Committee Report contained in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Messrs. John B. Miles (Chairperson), Carl R. Soderlind and Irving J. Thau. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2009.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending to the Board nominees for election to the Board of Directors.

•	Reviewing principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Overseeing evaluation of the Board and its effectiveness.

Finance Committee

The Finance Committee is composed of Messrs. Herbert A. Kraft (Chairperson), John L. Killmer, Irving J. Thau and Glenn A. Wintemute. The Finance Committee held three meetings during the year ended December 31, 2009.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) involves working with senior management of the Company to evaluate, investigate and recommend changes to the Board of Directors in the area of corporate finance including, among other things:

•	The incurrence or refinancing of indebtedness,

•	The issuance or amendment of the Company’s equity securities,

•	Merger and acquisition and restructuring activity, and

•	Short- and long-term financing plans.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for filing with the SEC. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO Seidman, LLP, a letter providing the disclosures required by Independence Standards Board Standard No. 1. (Independence Discussions with Audit Committees) with respect to any relationships between BDO Seidman, LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. BDO Seidman, LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements, we have recommended to the Board that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In addition, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Irving J. Thau, Chair

Carl R. Soderlind

Lawrence S. Clark

April 27, 2010

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2009, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(*)		Percent of Class
Herbert A. Kraft	3,293,924	(1)	12.0%
4695 MacArthur Court Newport Beach, CA 92660

T. Rowe Price Associates, Inc.	3,085,332		11.3%
100 E. Pratt Street Baltimore, MD 21202(*)

Heartland Advisors, Inc.	2,091,400		7.7%
789 North Water Street Milwaukee, WE 53202

St. Denis J. Villere & Company	1,764,067		6.5%
210 Baronne Street New Orleans, LA 70112(*)

Eric G. Wintemute	1,576,767	(3)	5.7%
4695 MacArthur Court Newport Beach, CA 92660

Blackrock, Inc.	1,490,841		5.5%
40 East 52nd Street New York, NY 10022

(*)	Based on information reported to the SEC by or on behalf of such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2009, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Co-Chairman	Herbert A. Kraft 4695 MacArthur Court Newport Beach, CA 92660	3,293,924	(1)	12.0%
Co-Chairman	Glenn A. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,112,959	(2)	4.1%
Director, President & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,576,767	(3)	5.7%
Director	Carl R. Soderlind 4695 MacArthur Court Newport Beach, CA 92660	95,159	(7)	—	(9)
Director	John B. Miles 4695 MacArthur Court Newport Beach, CA 92660	94,855	(7)	—	(9)
Director	Irving J. Thau 4695 MacArthur Court Newport Beach, CA 92660	19,177		—	(9)
Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	20,430	(8)	—	(9)
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	7,425		—	(9)
President (GEMCHEM, Inc.)	Bob Gilbane 4695 MacArthur Court Newport Beach, CA 92660	321,021	(5)	1.2%
Executive Vice President & COO (AMVAC Chemical Corporation)	Trevor Thorley 4695 MacArthur Court Newport Beach, CA 92660	8,347		—	(9)
Senior Vice President (AMVAC Chemical Corporation)	Glen D. Johnson 4695 MacArthur Court Newport Beach, CA 92660	135,402	(6)	—	(9)
Vice President (AMVAC Chemical Corporation)	Doug Ashmore 4695 MacArthur Court Newport Beach, CA 92660	84,204	(4)	—	(9)
Chief Financial Officer	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	7,803		—	(9)

Directors and Officers as a Group(15)		6,939,744		24.8%

(1)	Mr. Kraft owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees, except as to 13,834 shares held in an Individual Retirement Account.

(2)	Mr. Glenn Wintemute owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees.
(3)	This figure includes 450,000 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of this Report. Mr. Wintemute shares voting and investment power with his spouse with respect to certain shares, including 139,336 shares of Common Stock owned by Mr. Wintemute’s two children for whom Mr. Wintemute and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(4)	This figure includes 60,000 shares of Common Stock Mr. Ashmore is entitled to acquire pursuant to stock options exercisable within sixty days of the Report.
(5)	This figure includes 24,467 shares of Common Stock Mr. Gilbane is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(6)	This figure includes 60,187 shares of Common Stock Mr. G. D. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of this Report.
(7)	Certain shares are held in a family trust where Mr. Miles and his spouse are co-trustees and certain shares are held by Mr. Miles or his spouse in individual retirement accounts.
(8)	This figure includes 533 shares of Common Stock owned by Mr. Clark’s minor children for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(9)	Under 1% of class.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described below, the Company believes that during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with.

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of either the overall risk profile, profits or revenues. To the extent that a function carries a unique risk, we have attempted to mitigate that risk with one or more countervailing risk mitigation objectives. For example, in manufacturing and technology, the objective of implementing processes for new chemistries is offset by the paramount objective of safety in the workplace and surrounding communities. In sales and marketing, the objective of achieving top line sales is offset by goals for maintaining profit margins. Similarly, the risk of spending excessive amounts in acquiring a product line or new technology is offset by objectives to realize certain minimum returns on investment. Risk is further mitigated by the use of long-term incentives which encourage prudent, long-term decision making. Finally, compensation for the entire workforce is subject to achievement of company-wide financial objectives including not only net earnings, but also working capital measures, such as achieving certain levels of cash generation while controlling inventory levels, accounts receivable levels and indebtedness.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The Company’s compensation program has several objectives. First, we believe that our compensation should attract and retain top-quality executives. Many of our executives have transferred to the Company from our competitors, which are typically much larger organizations. In addition, we realize that our key executives could readily find work in the industry. We must, therefore, be mindful that we do not fall below the standard observed by other public companies of a similar size in paying executives. In June 2008, the Compensation Committee commissioned compensation consultant, ECG Advisors, to review compensation of the top 10 most highly paid executives at the Company, including benchmarking against public companies having annual revenues of between $225 million and $400 million. According to that study, the Company’s executive salaries were, on average, 4 percent above the 50th percentile, executive bonuses were approximately 4 percent above the 50th percentile, and total annual compensation (including salaries, incentive bonus, and equity awards) were approximately 3 percent below the market. In light of industry-wide financial performance in 2009, during which many companies reduced or froze compensation, the Compensation Committee is benchmarking its compensation practices against more recent data to ensure that its approach toward compensation is current and competitive.

Second, we believe in paying for performance. Accordingly, we hold our executives as a group accountable for both company-wide and individual performance.

Third, we believe that compensation decisions should be made with the benefit of as much current information as possible. Compensation decisions that are rigorously tied to formulas can fail to take into account unforeseen matters beyond an employee’s control, may lead to undesirable results, and can fail to reward positive conduct. Indeed, it is very difficult to catalog in advance all of the factors that should be taken into account in making compensation decisions. While we do set company-wide goals and individual performance goals for our executives, when applying those criteria, we do take into account real market conditions, compensation trends, peer practices, and other factors in making compensation decisions. Thus, for example, if the entire industry is down due to unusual weather conditions, and our company has performed well compared to our peers, we will take that into account in setting compensation.

Fourth, we compensate, in part, so that our executives have a long-term interest in the Company’s success. This is especially so in the case of equity awards. Through restricted stock awards that vest entirely after three years, for example, we give the recipient motivation to plan for the longer-term, rather than to seek solely to maximize short-term returns at the expense of long-term returns. Equity awards also serve to align our executives’ interests with those of our stockholders.

Elements of Compensation

Our named executive officers receive a base salary and certain benefits (including paid vacation, subsidized health and dental insurance, subsidized life insurance, and an automobile allowance). In addition, they participate in an annual incentive compensation plan and, from time to time, receive awards of equity, typically in the form of restricted stock. Further, they may choose to participate in voluntary benefit programs, such as a 401(k) Plan and an Employee Stock Purchase Plan (“ESPP”).

Base salary—base salary provides the executive with a reasonable standard of living and permits the Company to put certain other elements of compensation at risk. Further, it would be virtually impossible to attract or retain qualified executives without this element of compensation. It forms the bulk of the executive’s compensation. This is the portion of compensation that does not vary with annual changes in company-wide performance or stock market fluctuations. The executive can count on his or her salary and can plan around it. In 2009, base salary accounted for more than half of total compensation among named executive officers.

Annual Incentive—annual incentives provide the executive with an opportunity to receive additional compensation for the achievement of identified goals—both specific and company-wide. Company performance is evaluated based upon net sales, net income and a variety of working capital targets (including accounts receivable, inventory and debt levels as well as cash generation). In 2009 we revisited the issue of individual performance standards and established revised annual standards for all managers within the Company. These goals, known as SMARTgoals (for Specific, Measurable, Achievable, Reasonable and Time-Based) have been tailored to take into account the Company’s 2010 budget, its strategic direction, its strengths and weaknesses, and current market and economic conditions.

Benefits—the Company provides several general health benefit programs to its employees, including health, dental and life insurance coverage. Because health and dental insurance subsidies are also universally paid to executives in virtually all industries, including our industry, the Company must provide these subsidies in order to remain competitive. In addition, these subsidies are a good investment by the employer, as they serve to help keep the executives healthy or, when injury or sickness strikes, to bring them back to productive service. These coverages also help the executive to limit family medical expenses that, if not otherwise insured, might cause the executive severe financial hardship. Life insurance subsidies serve as a mechanism by which the Company can give something of value back to the executive’s family or other beneficiaries in the case of death. We believe that when our executives join the Company, they are not alone in making a commitment to us; their families are making a commitment as well.

Perquisites—the Company provides limited perquisites for its employees. Executive employees receive an automobile allowance, which is a common perquisite that the Company offers in order to remain competitive. In addition, the CEO and COO are entitled to expense reimbursement for certain country club membership fees; membership at these clubs provides these executives with a venue for both conducting outside meetings and the cultivation of business relationships.

Voluntary benefits—our 401(k) Plan is a tool that serves to encourage the executive to plan for retirement now. The Company matching contribution (dollar for dollar up to five percent (5%) of base salary) has a strong effect both in recruitment and retention. Similarly, the American Vanguard Corporation Employee Stock Purchase Plan serves as a means for retaining executives. It gives our executives (and other employees) the opportunity to acquire equity at a discount, which right is not available to outsiders. It also provides a means for acquiring stock at a discounted price through relatively minimal payroll deductions over a period of time. Further, the ESPP is a mechanism by which the executive can put some “skin in the game” by investing in the Company. Equity ownership helps to align the executive’s interests with that of our stockholders and serves to foster a long-term perspective in the executive. In addition, equity can serve as a surrogate for a pension plan with executives. Equity awards and voluntary participation in the 401(k) plan are the only two forms of long-term compensation offered to executives by the Company.

Long term incentives—the Compensation Committee periodically visits the question of whether, when and how to award equity. In making its recommendation, the Committee considers the length of time since the last equity award, an executive’s mix of pay (as compared to historic levels of annual incentive and outstanding equity awards), the total shareholder return over the past several years, the impact upon earnings, the consequent dilution to stockholders, and other criteria relating to long term performance of the company. The Committee’s recommendations are also guided by the research of its compensation consultant, including benchmarking of similarly situated companies as to the prevalence of equity awards and total compensation among senior executives. In addition, the Committee maintains a relatively continuous discourse with the Chief Executive Officer on both the performance and the expectations of senior management. Through this process, the Committee selects grant dates and recommends awards that are perceived to be of value, that are consistent with those made by our peers, that have a reasonable financial impact on the Company, that are not unreasonably dilutive, and that are warranted by the Company’s and executives’ performance. The Committee is mindful of avoiding grants while in possession of material non-public information and, with respect to option grants in particular, pursuant to the Company’s 1994 Stock Incentive Plan, sets the strike price of the grant to be the closing price of the Company’s common stock as of the date of the award. The Company is currently reviewing potential equity ownership guidelines for all of its executives.

Our policy for allocating between long-term (equity) and current compensation depends largely on the perceived value of the equity. For example, to the extent that the Company’s stock price has appreciated continuously over multiple quarters and industry prospects look promising, we would tend to place a greater value on an award of equity. Conversely, if the stock price has exhibited volatility or lost value over time, then we might place a lesser value on equity awards, particularly if industry conditions are fair to poor. In the former case, we would place a greater emphasis on equity awards, while, in the latter case, we would place a greater emphasis on current compensation.

We do take into account the accounting and tax treatments for the Company of all forms of compensation. For example, Company monitors it ability to deduct the executive compensation under the Internal Revenue Code of 1986, as amended, (“IRC”) Section 162(m). Further, the Company intends to optimize deductions for compensation that could be paid under the terms of change of control severance agreements, in light of the provisions of IRC Section 280G and Section 162(m). We follow all applicable accounting rules and tax laws in respect of all forms of compensation; for example, we expense options and stock awards. Because the timing of this expense depends upon the vesting of these equity awards, we set vesting schedules to optimize deferring costs into the future. In making equity awards, we do consider the tax impact upon the recipient.

Compensation Policies and Benchmarking

The Compensation Committee retains considerable discretion to structure and adjust compensation with respect to both individuals and executives as a group. We do not follow a formulaic approach toward setting compensation. While formulaic approaches do tend to lead to greater certainty in results, they can also have unintended consequences. It is very difficult to capture in a formula all of the factors that should be taken into account when setting or adjusting compensation. We believe that, in making compensation decisions, it is important to consider not only corporate performance, but also individual performance and further, that corporate performance should be considered in the context of the industry. Thus, for example, if company-wide performance was behind plan in a down market, but the executive team performed well, rather than make no incentive awards, the Compensation Committee might adjust the incentive pool downward and make reduced awards to executives. Conversely, if Company performance was ahead of plan in a solid market, but certain executives were not contributing, then the Committee might reduce awards to those certain individuals. The Compensation Committee has used discretion to make lower bonus awards to executives who have, in that committee’s estimation, underperformed, and has made higher bonus awards to executives who have exceeded individual performance expectations.

Working in concert with the Board, the Compensation Committee and the Company’s risk manager, the Chief Executive Officer and Chief Operating Officer define performance goals (SMARTgoals) for their direct reports (which include all of the other named executive officers) and financial performance goals for the Company. These goals serve as the foundation upon which the Compensation Committee can build a compensation approach in keeping with other information, including studies performed by the Committee’s compensation consultant as well as its own research and experience. Throughout the year, the Committee maintains an open dialogue with the CEO with respect to compensation philosophy, changing business conditions, and executive performance. Further, annually, the CEO provides the Committee with recommendations for defining the incentive pool and allocating that pool among employees generally. The CEO serves as a source of information for the Committee, and, in making its own decisions, the Committee does give consideration to the CEO’s recommendations. However, the Committee makes independent decisions with respect to compensation and freely draws upon all sources that it deems necessary for guidance in making those decisions.

In making awards of performance-based compensation, the Compensation Committee considers historical trends for awards both in the aggregate and with respect to each executive under evaluation. Individual award trends tend to put an executive’s current performance in context. Thus, for example, if an executive has shown a pattern of increasingly smaller bonus awards versus his peers, the Committee will tend to question his long-term suitability. Historical trends relating to the overall bonus pool enable the Committee to define the pool with some consistency given past financial performance.

The Company considers several factors with respect to evaluating its performance. With respect to company-wide financial performance, we first consider whether we have grown net sales and net earnings with respect to the prior year, the past several years, and the budget contained within the Company’s financial plan. Second, we consider whether we have achieved certain working capital targets, including accounts receivable levels (and timing), inventory levels, indebtedness, accounts payable and cash generation. Third, we consider the relative performance of our company, particularly net sales and net earnings, with that of our peer companies. Fourth, we analyze whether we have met our strategic goals.

With respect to individual performance, we consider the following factors in making compensation decisions for the named executive officers listed below. We believe that the factors listed below are reasonable and attainable by our executives. Some of these factors relate to the Company’s financial plan, which we do not disclose publicly; it is an internal document generated to give subject executives an incentive to achieve a desired level of financial performance. Disclosure of our financial plan would potentially give our competitors an unfair view into our business and could be misconstrued as financial guidance. We believe that it is reasonably possible for the Company to achieve the Company’s financial plan and, consequently, reasonably possible for President & Chief Executive Officer and the executive team to meet performance factors relating to the achievement of that plan.

President and Chief Executive Officer

•	Achieving financial results that equal or exceed the Company’s financial plan.

•	To establish a platform for the introduction of new compounds into NAFTA through business combinations or transactions with third parties.

•	To assist in improving the integration of financial metrics with manufacturing so as to optimize manufacturing and technology costs.

•	To work with the Chief Operating Officer in defining a clear vision and strategy in the near-term to mid-term that takes into account current market and economic conditions.

Executive Vice President and Chief Operating Officer

•	To work with the Chief Executive Officer and executive team to define a clear vision and compelling near-term to mid-term strategy for the company.

•	To define and implement a plan to reduce manufacturing underabsorption sharply over the next three years.

•	To complete the restructuring of the internal sales and marketing function, including recruitment of a senior vice president of sales and marketing (a positions currently held pro-tem by the COO).

Chief Financial Officer

•	To continue to automate and make more efficient the Company’s accounting processes and controls.

•	To achieve the Company’s working capital goals while maintaining compliance with financial covenants in the Company’s senior credit facility.

•	To recommend measures that the Company can take to reduce its cost structures materially.

•	To work with the Chief Executive Officer to establish greater financial oversight of the manufacturing operations.

Senior Vice President and Director of Business Development

•	To recommend product lines for acquisition or licensing by the Company during 2010 assuming certain return on investment criteria.

•	To work with the CEO in establishing a platform for licensing or acquiring developmental compounds from third parties for commercialization in NAFTA.

•	To achieving growth of existing product lines through expansion of permitted uses, improvement of product performance, and packaging and delivery systems.

Senior Vice President and Director of Sales

•	To establish sales goals in all territories based upon objective data, to implement a sales incentive plan consistent with those goals, and to maintain profit margins in the process.

•	To achieve quarterly and annual sales targets consistent with the Company’s 2010 budget.

•	To assist in achieving the Company’s working capital goals with a specific focus on inventory reduction and cash generation.

We might decide to increase compensation materially if some or all of the following factors were present: the executive’s compensation is materially below that of his or her peers; the executive has taken on additional responsibilities; the executive has saved the Company significant costs; the executive has far exceeded individual performance goals. Conversely, we might decide to decrease compensation materially if some or all of the following factors were present: the executive has shown an inability to carry out responsibilities or manage his or her function; the executive seeks to work on a reduced schedule; the executive has had material duties taken away; the executive’s function or duties material thereto have become materially less important to the Company.

Severance and Change of Control Provisions

Each of the named executive officers and certain other officers are party to a Change of Control Severance Agreement dated as of January 1, 2004 and expiring December 31, 2013. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. If the employee is terminated for cause or due to death or disability, he is not entitled to severance under the agreement. Provided the conditions for payment are met, the employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which the employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act directly or indirectly owns more than 50% of the common stock of the company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The Company chose the three change of control events to protect these key executives in the event of new ownership. Our executive team has helped to build this company over many years into what it is today. In recognition of the team’s contribution, and out of a sense of fairness, we believe it is appropriate to make provision for the executive team in advance, given that a new owner would not likely have any allegiance to the team. Further, these arrangements would give current management a disincentive to complete a desirable merger and serve to quantify the cost of termination of subject executives for any potential acquiror.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K.

Lawrence S. Clark, Chairman

John B. Miles, Member

Carl R. Soderlind, Member

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current executive officers of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	54	Director, President and Chief Executive Officer
Trevor Thorley(1)	52	Executive Vice President and Chief Operating Officer of AMVAC
David T. Johnson	53	Vice President and Chief Financial Officer
Timothy J. Donnelly	50	Vice President, General Counsel and Secretary
Glen Johnson	55	Senior Vice President of AMVAC Chemical Corporation
Douglas Ashmore	63	Vice President, Director of Manufacturing of AMVAC

(1)	Mr. Thorley was appointed on January 5, 2009.

Eric G. Wintemute has served as a director since June 1994. Mr. Wintemute has also served as President and Chief Executive Officer since July 1994. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. He is the son of the Company’s current Co-Chairman, Glenn A. Wintemute.

Trevor Thorley was named Executive Vice President and Chief Operating Officer of AMVAC Chemical Corporation on January 5, 2009. He has also served as interim Senior Vice President of Sales & Marketing since June 2009. Over the six year period prior to his appointment at AMVAC, Mr. Thorley has served as President and Chief Operating Officer of Valent USA Corporation, a manufacturer of specialty agricultural chemicals and a subsidiary of Sumitomo Chemical Company, a Japan-based multinational corporation (which is not affiliated with the Company).

David T. Johnson has served as Chief Financial Offer of the Company since March 7, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a five hundred million dollar manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an eight billion dollar Cleveland based multinational company from April 2001 through June 2003.

Timothy J. Donnelly has served as Vice President and General Counsel since October 2005. He served as Assistant Secretary until June 2007, at which time he as appointed Secretary of the Company. In 2009, he was also made responsible Human Resources and Risk Management at the Company. Prior to his work with the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC) a manufacturer of quick-turn, high-technology printed circuit boards.

Glen D. Johnson has served as Senior Vice President and Director of Business Development of AMVAC Chemical Corporation since February 1999. Mr. Johnson was previously the North American Senior Marketing Manager for Contract Sales at Zeneca Ag Products. Prior to joining AMVAC, Mr. Johnson had over 20 years of experience in sales and marketing, acquisition and licensing, market development, and field research and development with three multinational agrochemical companies.

Douglas Ashmore has served as Vice President and Director of Manufacturing of AMVAC Chemical Corporation since March 1988. He is responsible for overseeing the operation of AMVAC’s four manufacturing facilities, including, among other things, synthesis, formulation, packaging and safety and health compliance.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the year ended December 31, 2009 paid or awarded by the Company and its subsidiaries to the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three most highly compensated executive officers other than the CEO and CFO (the “named executive officers”).

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
Eric G. Wintemute	2009	497,870	0	259,995	—	—	—	48,438	806,303
President and Chief Executive Officer	2008	526,207	275,000	208,449	—	—	—	41,776	1,051,432
	2007	502,533	275,000	130,700	—	—	—	54,372	962,605

Trevor Thorley	2009	328,489	0	99,997	—	—	—	71,740	500,226
Executive Vice President and Chief Operating Officer AMVAC(4)	2008	—	—	—	—	—	—	—	—
	2007	—	—	—	—	—	—	—	—

David T. Johnson	2009	214,488	0	79,799	—	—	—	27,350	321,637
Vice President and Chief Financial Officer	2008	195,918	115,000	—	—	—	—	19,782	330,700
	2007	—	—	—	—	—	—	—	—

Glen D. Johnson	2009	258,011	0	89,605	—	—	—	26,100	373,716
Sr. Vice President of AMVAC	2008	274,488	150,000	82,283	—	—	—	20,824	527,595
	2007	249,480	140,000	78,420	—	—	—	24,420	492,320

Douglas Ashmore	2009	219,085	0	79,799	—	—	—	25,639	324,523
Vice President of AMVAC	2008	234,581	115,000	76,797	—	—	—	24,314	450,692
	2007	216,512	105,000	52,280	—	—	—	23,814	397,606

(1)	Amounts reflect bonus payments for service rendered in the subject year. These payments are made in March of the immediately following year.
(2)	There were no forfeitures of any of these awards granted to any named executive officer during 2009. The amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718 for 2007, 2008 and 2009. Assumptions used to determine the grant date fair value are provided in Note 11, “Stock Options” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	See table following for details of all other compensation.
(4)	Mr. Thorley joined the Company as Chief Operating Officer in January 2009.

SUMMARY COMPENSATION TABLE—

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2009	34,946	(1)	—	1,242	12,250	—	—
	2008	28,784	(1)	—	1,242	11,750	—	—
	2007	41,880	(1)	—	1,242	11,250	—	—

Trevor Thorley	2009	58,386	(2)	—	1,104	12,250	—	—
	2008	—		—	—	—	—	—
	2007	—		—	—	—	—	—

David T. Johnson	2009	13,800	(3)	—	1,300	12,250	—	—
	2008	11,500	(3)	—	782	7,500	—	—
	2007	—		—	—	—	—	—

Glen D. Johnson	2009	11,528	(3)	—	2,322	12,250	—	—
	2008	11,928	(2)	—	1,242	7,654	—	—
	2007	11,928	(2)	—	1,242	11,250	—	—

Douglas Ashmore	2009	9,000	(3)	—	4,389	12,250	—	—
	2008	9,000	(2)	—	3,564	11,750	—	—
	2007	9,000	(2)	—	3,564	11,250	—	—

(1)	Automobile allowance of $18,000, $18,000 and $16,880 for the years ended December 31, 2009, 2008 and 2007, respectively; a personal expense allowance of $25,000 per year ended December 31, 2007; and personal expense reimbursements of $16,946 and $10,784 relating to country club membership fees in the years ended December 31, 2009 and 2008, respectively.
(2)	Automobile allowance of $19,500, a country club membership of $31,500, and club fees of $7,306.
(3)	Automobile allowance.
(4)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2009 to the named executive officers.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Eric G. Wintemute	3/06/09
Trevor Thorley	1/05/09
David T. Johnson	3/06/09
Glen D. Johnson	3/06/09
Douglas Ashmore	3/06/09

GRANTS OF PLAN-BASED AWARDS (Continued)

	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Full Grant Date Fair Value of Stock ($) (1)
Eric G. Wintemute	22,165	—	—	259,995
Trevor Thorley	8,347	—	—	99,997
David T. Johnson	6,803	—	—	79,799
Glen D. Johnson	7,369	—	—	89,605
Douglas Ashmore	6,803	—	—	79,799

(1)	This column shows the full grant date fair value of restricted stock grants made based on the closing price of the Company’s stock as of the date of grant which was $11.73 per share. These amounts were not paid to any named executive officer. The recognized compensation expenses for 2009 are shown in the “Stock Awards” column in the “Summary Compensation Table”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the named executive officers, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2009 with respect to options to purchase Common Stock of American Vanguard Corporation. The closing price of the Common Stock on December 31, 2009 the last trading day of American Vanguard’s fiscal year was $8.30 per share.

Name (a)	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	450,000	—	—	$3.67	12/31/2012
David T. Johnson	2,226	4,453	—	$14.75	03/07/2018
Glen D. Johnson	60,000	—	—	$8.10	12/15/2010
Glen D. Johnson	187	—	—	$14.74	09/13/2012
Douglas Ashmore	60,000	—	—	$8.10	12/15/2010

Name (a)	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
Eric G. Wintemute	49,265	599,344	—	—
Trevor Thorley	8,347	99,997	—	—
David T. Johnson	6,803	79,799	—	—
Glen D. Johnson	20,119	247,261	—	—
Douglas Ashmore	10,803	132,159	—	—

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the named executive officers, the number of shares acquired on the exercise of stock options and the value realized (market price less exercise price) for the year ended December 31, 2009.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	—	—	—	—
Trevor Thorley	—	—	—	—
David T. Johnson	—	—	—	—
Glen D. Johnson	—	—	—	—
Douglas Ashmore	—	—	—	—
Douglas Ashmore	—	—	—	—

Pension Benefits

The following table sets forth the pension benefits payable to the named executive officers for the year ended December 31, 2009. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Not Applicable	—	—	—	—

Non-qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation benefits payable to the named executive officers for the year ended December 31, 2009. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (e)
Not Applicable	—	—	—	—	—

Potential Payments Upon Termination or Change of Control

Each of the named executive officers is party to a Change of Control Severance Agreement dated as of January 1, 2004 and expiring December 31, 2013. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. If the employee is terminated for cause or due to death or disability, he is not entitled to severance under the agreement. Provided the conditions for payment are met, employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the common stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the named executive officers in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2009.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Option Vesting ($)(1)	Total Change in Control Payments ($)
Eric G. Wintemute	1,091,414	37,727	25,000	599,344	1,753,485
Trevor Thorley	744,000	25,899	25,000	99,997	894,896
David T. Johnson	500,000	37,727	25,000	79,799	642,526
Glen D. Johnson	572,000	21,708	25,000	247,261	865,969
Douglas Ashmore	488,000	37,727	25,000	132,159	682,886

(1)	At current market price on December 31, 2009.

Director Compensation

The following table summarizes compensation paid to the Board for the year ended December 31, 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)		Total ($) (h)
Herbert A. Kraft	61,275	50,000	—	—	—	32,561	(1)	143,836
Glenn A. Wintemute	61,275	50,000	—	—	—	—		111,275
Eric G. Wintemute	—	—	—	—	—	—		—
Lawrence S. Clark	65,275	50,000	—	—	—	—		115,275
John L. Killmer	65,575	50,000	—	—	—	227,500	(2)	343,075
John B. Miles	77,050	50,000	—	—	—	—		127,050
Carl R. Soderlind	81,750	50,000	—	—	—	—		131,750
Irving J. Thau	91,425	50,000	—	—	—	—		141,425

(1)	This amount constitutes fees paid to Mr. Kraft for his services in supporting the Company’s defense of DBCP litigation. He has been involved in these matters for nearly 30 years.
(2)	This amount constitutes fees paid to Mr. Killmer for his provision of services as temporary Director of Technology. He commenced providing these services in June 2009.

The Company has the following compensatory arrangements with the non-employee members of its Board:

Cash Compensation:

Effective with each non-employee director’s election/re-election of the Board is entitled to receive cash compensation(1) for his or her services on the Board as follows:

•	Quarterly retainer fee of $7,500 for services on the Board.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee.

•	Attendance fee of $2,500 per meeting of the Board.

•

Attendance fee of $1,000 per meeting of the committees of the Board, except that the Audit Committee chairperson will receive an attendance fee of $1,500 per Audit Committee meeting, Finance Committee members receive $2,000 per meeting of the Finance Committee, and non-management directors receive $1,250 per meeting in executive session.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through May 12, 2005 (the “Plan”), each non-employee director of the Board is entitled to receive awards of Restricted Stock or Restricted Stock Units (as each term is defined in the Plan) of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows:

•

In connection with each non-employee director’s election or re-election to the Board, such director is entitled to receive an award that equals $50,000 (the “Stock Award”) or, provided the director has accumulated Company stock having a value equal to three times his annual cash compensation for service on the Board, to elect to receive up to half of the value of the Stock Award in the form of a cash payment.

•

If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

See “Description of Compensatory Arrangements Applicable to Non-Employee Directors for 2005” which was filed as Exhibit 10.1 to the Company’s Form 8-K which was filed with the SEC on June 15, 2005.

(1)	Cash compensation for non-employee directors (other than the per diem fee for special assignments) as reported in this section was reduced by fifteen percent (15%) pursuant to voluntary action taken by the Board in September 2009; that reduction is subject to reconsideration after the Company reports its financial performance for the period ending June 30, 2010.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into a written employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s President and Chief Executive Officer. Mr. Wintemute’s annual base compensation is $546,000 (increased from $527,000 in early 2009), with increases to be made by the Board in their sole discretion. In light of the Company’s financial performance, in August 2009 Mr. Wintemute took a voluntary 10 percent reduction of his base compensation of indefinite duration such that, as of December 31, 2009, his base annual salary was $491,000. Mr. Wintemute may receive a bonus in an amount as determined by the Board based on his performance against reasonable qualitative and quantitative benchmarks as determined by the Board. The agreement also provides Mr. Wintemute with certain additional benefits which are customary for executives at this level in the industry, including a car allowance of $1,500 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies during the term of the agreement, the Company will pay his designated beneficiary any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death.

Effective January 5, 2009, AMVAC entered into an Employment Agreement with Trevor Thorley under which Mr. Thorley will serve as Executive Vice President and Chief Operating Officer. The agreement contains the following material terms: three year term; annual base salary of $372,000; in the event of termination without cause during the term of the agreement, Mr. Thorley will receive as severance pay an amount equal to the greater of (x) his annual base salary for the remainder of the term (not to exceed two years’ annual base salary) and (y) one year’s base salary. In light of the Company’s financial performance, in August 2009, Mr. Thorley took a voluntary 10 percent reduction of his base compensation of indefinite duration such that, as of December 31, 2009, his base annual salary was $335,000. In addition, on January 5, 2009, Mr. Thorley was awarded 8,347 shares of restricted stock of the Company, which shares will vest in equal tranches on each of the first, second and third anniversary of the date of award as per the terms of a Restricted Stock Agreement. Finally, the Company and Mr. Thorley entered into a Change in Control Severance Agreement dated January 5, 2009 which provides, among other things, that if during the Change in Control Period (which expires December 31, 2013), there is a Change of Control (as defined therein) and the Company terminates Mr. Thorley’s employment without cause, then he will be entitled to receive (subject to the terms thereof) two times his base annual salary, continuation of medical benefits for 24 consecutive months, and an acceleration of his rights to acquire securities of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2009, consisted of Messrs. Lawrence S. Clark, John B. Miles, and Carl R. Soderlind. During 2009, no officer or employee of the Company served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Related Person Transactions

John B. Miles, a current member of the Board and the Compensation Committee and the current chairperson of the Nominating and Corporate Governance Committee, serves as employee counsel to the law firm of McDermott Will & Emery LLP (“MWE”), which, among other firms, provides legal services to the Company. During the year ended December 31, 2009, MWE, which has annual revenues in excess of $1 billion, provided legal services to the Company totaling approximately $975,000. John Killmer, a current member of the Board, provides services as an independent contractor in the temporary role of Director of Technology for AMVAC since June, 2009. During the year ended December 31, 2009, Mr. Killmer received $227,500 for such services. Herbert A. Kraft, co-Chairman of the Board and chairperson of the Finance Committee, provides services as an independent contractor relating to litigation support in the DBCP exposure cases pending against the Company (or its affiliates). During the year ended December 31, 2009, Mr. Kraft received $32,561 for such services.

STOCK PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative, five-year total return for the Company, the S&P 500 Stock Index, and a peer group (Chemical—Specialty Industry). The graph assumes that the beginning values of the investments in the Company, the S&P 500 Stock Index, and the peer group of companies each was $100. All calculations assume reinvestment of dividends. Returns over the indicated period should not be considered indicative of future returns.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of American Vanguard Corporation appointed and the stockholders ratified BDO Seidman, LLP (“BDO”) as the Company’s independent outside auditors for the year ended December 31, 2009.

BDO has served as independent accountants of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is valuable.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2009 and 2008, were (in thousands):

	2009	2008
Audit	$506	$605
Tax	294	131
Audit Related	—	—
Other	—	—

	$800	$736

Audit fees for 2009 and 2008 were for professional services rendered for the audits of the consolidated financial statements of the Company including the audit of internal controls under Section 404 of the Sarbanes- Oxley Act, timely reviews of quarterly financial statements, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit Related fees, if any, would primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. There were none in 2009 and 2008.

Tax fees for 2009 and 2008 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits, advice related to acquisitions, and requests for technical advice from tax authorities.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO Seidman, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

RESOLVED, that the appointment of BDO Seidman, LLP to audit the 2010 consolidated financial statements and related internal control over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in written and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2010 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

If the stockholder intends to present a proposal at the 2011 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2010 and no later than January 15, 2011, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee of the Board will consider nominees to the Board recommended by stockholders who comply with the following procedures. In order for a stockholder to nominate a candidate for director at the 2011 Annual Meeting of Stockholders, timely notice of the nomination must be given in writing as follows: American Vanguard Corporation, Attn: Chairperson of the Nominating and Corporate Governance Committee, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660. The committee will consider nominees to the Board recommended by stockholders who comply with procedures established by the committee as follows:

•

In order for a stockholder to nominate a candidate for director, timely notice of the nomination must be given in writing to the Chair of the committee. To be timely, such notice must be received at the principal executive offices of the Company not less than ninety (90) days prior to any meeting of stockholders called for the election of directors.

•

Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the Company owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the Company beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board.

•	The committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board, the committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K, excluding exhibits but including financial schedules (if applicable), filed with the SEC with respect to the year ended December 31, 2009. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2009 accompanies this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

By Order of the Board of Directors

Timothy J. Donnelly

Vice President, General Counsel

& Secretary

Dated: April 27, 2010

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 10, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.american-vanguard.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20830300000000000000 8	060509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE   ☒

1. To elect nine directors for the ensuing year:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Lawrence S. Clark O Alfred F. Ingulli O John L. Killmer O Herbert A. Kraft O John B. Miles O Carl R. Soderlind O Irving J. Thau O Eric G. Wintemute O Esmail Zirakparvar

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2010.	☐	☐	☐

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

	☐	■

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES (1-800-776-9437), or via the Internet at www.voteproxy.com and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of common stock of American Vanguard Corporation held of record by the Undersigned at the close of business on April 23, 2010, at the Annual Meeting of Shareholders, to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 11:00 a.m. PST on Thursday, June 10, 2010, or at any adjournment thereof.

(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 10, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at www.american-vanguard.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20830300000000000000 8	060509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS

SHOWN HERE   ☒

1. To elect nine directors for the ensuing year:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Lawrence S. Clark O Alfred F. Ingulli O John L. Killmer O Herbert A. Kraft O John B. Miles O Carl R. Soderlind O Irving J. Thau O Eric G. Wintemute O Esmail Zirakparvar

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of BDO Seidman, LLP as independent auditors for the year ending December 31, 2010	☐	☐	☐

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢